Exhibit 99.1

Voiceserve, Inc. Reports First Quarter
Fiscal 2012 Financial Results

Company schedules conference call to provide progress update

LONDON, ENGLAND – August 15, 2011 – Voiceserve, Inc. (OTC BB: VSRV), a low-cost, next-generation Internet Telephony software and service provider, today reported financial results for its first fiscal quarter ended June 30, 2011.  During the first quarter of its 2012 fiscal year, Voiceserve expanded beyond its original wholesale/retail business and signed its first international commercial contracts, released an advanced version of its mobile dialers enabling HD quality video calls and completed a private placement of its common stock, the proceeds from which were used to increase its sales, marketing and engineering staffs.

The Company reported revenues of $1.2 million for the first quarter of its fiscal year 2012, a 9.2 percent increase over for the same period of the previous fiscal year and an increase of 14.6 percent over the fourth quarter of fiscal year 2011.  During the first quarter, the Company completed the installation of software pursuit to its first commercial contract with Saudi Arabia’s largest mobile carrier and signed a license engagement with a second mobile carrier valued at $214,000. Although the installation of software pursuit to the second engagement was nearly completed during the first quarter, the Company will not begin to recognize its revenue until the second quarter.  Both engagements include annual, recurring maintenance and subscriber revenue components. Voiceserve anticipates revenue growth to accelerate during the remainder of the year as its list of commercial contracts continues to increase.

The Company reported a net loss of $(1.1) million or $(0.03) per basic share, for the first quarter, which includes $46,000 of expenses related to the capital raises completed during the first quarter and non-cash, mark-to-market pricing of its common stock derivatives and non-cash restricted stock-based compensation totaling of $1,019,000. Exclusive of these items, the Company generated a net loss of $(69,000).  This compares to a net income of $126,000 for the first quarter of fiscal year 2011, and a net loss of $(263,000) or $(0.01) per basic share for the fourth quarter of fiscal year 2011.

For the three months ended June 30, 2011, Voiceserve’s gross profit on revenue was $436,000, yielding gross margins of 37 percent.  This compares to average gross margin of 58 percent during the previous fiscal year and 40 percent in the prior sequential fourth quarter.  The Company’s cost-of-goods-sold is primarily comprised of staff expenses of its technical group, which includes research and development costs.  During the quarter, the Company added engineers and sales-engineers to its technical staff, which increased the costs.  As revenue generated from the additional staff are recognized, the Company expects its gross margin to increase.

Sales, general and administrative (SG&A) costs for the three months ended Jun 30, 2011 totaled $1.1 million, inclusive of $46,000 of capital raise expenses and non-cash, stock-based compensation of $568,000 of which $432,000.  Excluding these expenses, SG&A was $505,000. SG&A for the comparable period of the previous fiscal year was $617,000, which included stock based compensation of $21,000, and SG&A during the fourth quarter of 2011 was $703,000, which included $11,000 in stock based compensation.  Excluding stock based compensation SG&A for the three months ended June 30, 2011 decreased $45,000 compared to the comparable period of fiscal 2010, and decreased by $141,000 from the prior fourth quarter 2011. Voiceserve’s cost structure is primarily centered on its technical support and development operations located in Poland.  The Company closely manages its costs to ensure efficiency and expects its general and administrative costs to remain close to current levels, excluding non-operating expenses such as stock and derivative mark-to-market pricing.

At June 30, 2011, the Company had cash and cash equivalents of $455,000, accounts receivable of $96,000, and prepaid expenses of $88,000.  The Company’s current liabilities of approximately $1.4 million are comprised of accounts payable of $310,000, deferred software license fees and other of $209,000, and $817,000 pertaining to the liability for common stock purchase warrants.  Voiceserve continues to carry no long term debt. The Company’s stockholder’s equity totaled $1.3 million at June 30, 2011.

During the first quarter 2012, the Company completed a sale of 3,830,769 shares of its common stock to certain accredited investors for $498,000 in a Private Investment in Public Entity (PIPE) transaction.   Investors participating in this transaction also received warrants to purchase one half of a share of the Company’s common stock at $0.30 for each share of its common stock purchased in the offering. The use of proceeds is predominately directed towards expanding its sales, engineering and marketing effort and for general business purposes.  As of June 30, 2011, Voiceserve had approximately 45 million shares of common stock outstanding and approximately 50.7 million shares fully diluted.  The aggregate proceeds if all options and warrants were to be exercised would approximate $2.2 million.

Commenting on the Company’s progress, Michael Bibelman, Voiceserve’s CEO, said, “During the first quarter of fiscal 2012 we recognized that to effectively compete in the commercial side of the telecom industry we needed to expand our sales and engineering effort. The small capital raise that was completed during the period enabled us to add highly qualified professionals that we believe were needed to support commercial rollouts and proposals.”

Mr. Bibleman continued, “We also completed one commercial project and a substantial portion of a second one during the quarter.  We had expected to complete our second large enterprise project during the first quarter, but additional requirements by our clients extended the process beyond the quarter’s end and, as a result, we were not able to recognize its revenue during the first quarter.”

“We remain confident in our projections for fiscal year 2012 of $9 million in revenue and $0.08 of earnings per share.” added Alexander Ellinson, Voiceserve’s Chairman.  “There are many catalysts that are positively impacting our market, the least of which is the economic unrest weighing on most countries.  We think the pace at which the market is moving towards low cost, high quality VoIP is accelerating.  We believe that demand across all segments of the market is building, and Voiceserve intends to aggressively pursue all levels of application.”

Voiceserve has scheduled a conference call to discuss the Company’s financial results for the first quarter of 2011.

Conference Call Details:
Date/Time:                                       Tuesday, August 16, 2011—10:00 a.m. (ET)
Telephone Number:                        800-868-1837
International Dial-In Number:     404-920-6440
Participant Pass code:                   972268#

A replay of the conference call in its entirety will be available approximately two hours after its completion on the Company’s investor relations website at www.voipswitch.com.

Investor Contact:

Yvonne L. Zappulla
Managing Director
Grannus Financial Advisors, Inc.
212-681-4108
Yvonne@GrannusFinancial.com
or

Alexander Ellinson
President & Chairman
Voiceserve, Inc.
+44 208 136 6000
alex@voipswitch.com

About Voiceserve, Inc.

Voiceserve is a software platform provider focusing primarily on delivering affordable, complete, next generation services to Internet Telephony Providers (ITSPs). Products include VoipSwitch, a custom modular all-in-one Voice over Internet Protocol (VoIP) management platform licensing solution for resellers; VoIP airtime minutes bundled with optional convenient features, including virtual numbers, direct dial, web callback, and call forwarding; IP-PBX; and mobile softphone, and video technologies.  For further information please visit www.voiceserve.com. More information about Voipswitch can be found at www.voipswitch.com

Certain information included in this press release contains statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which may be identified by words such as “may,” “could,” “will,” “plan,” “expect,” “anticipate,” “estimate,” “project,” “intend” or other similar expressions, involve important risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. Factors that could cause such differences include, but are not limited to, the Company’s ability to adapt to rapid changes in the market for voice and messaging services and successfully introduce new products and services; the Company’s ability to attract new customers; worsening economic conditions; system disruptions or flaws in the Company’s technology; results of future litigation or intellectual property matters involving the Company; the Company’s dependence upon key personnel; additional competition from existing and new competitors; inflation; deflation; the ability to attract and retain qualified management; uncertainties relating to regulation of VoIP services; the incurrence of unplanned capital expenditures; the ability to obtain financing for working capital, capital expenditures and general corporate purposes.

*** Financial Statements Follow ***

VOICESERVE, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(Unaudited)

	Three Months EndedJune 30,
	2011	2010
Operating revenues:
Software license fees and support	$1,172,654	$1,004,097
Communications airtime and devices	2	69,863
Total operating revenues	1,172,656	1,073,960

Cost of operating revenues:
Software license fees and support	736,766	415,221
Communications airtime and devices	-	37,701
Total cost of operating revenues	736,766	452,922

Gross profit (loss)	435,890	621,038

Operating expenses:
Selling, general and administrative expenses, including stock-based compensation of $567,645; and $21,064, respectively	1,118,526	616,884

Total operating expenses	1,118,526	616,884

Income (loss) from operations	(682,636)	4,154

Income from revaluation of liability for common stock purchase warrants	(450,954)	121,854
Interest income	20	-
Interest expense	(10)	(499)
Income (loss) before income taxes	(1,133,580)	125,509
Income taxes (benefit)	-	-
Net income (loss)	$(1,133,580)	$125,509

Net income (loss) per share - basic and diluted	$(0.03)	$0.00

Weighted average number of shares
outstanding - basic and diluted	40,289,425	33,536,297

VOICESERVE, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	June 30, 2011	March 31, 2010
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$455,031	$141,739
Accounts receivable, net of allowance
for doubtful accounts of $8,804 and $6,735, respectively	96,120	48,769
Prepaid expenses and other current assets	87,855	82,823
Total current assets	639,006	273,331

Property and equipment, net of accumulated depreciation
of $67,547and $66,878 respectively	9,450	10,045
Intangible assets, net of accumulated amortization of
$795,417 and $737,917, respectively	2,067,624	2,125,124
Total assets	$2,716,080	$2,408,500

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$309,773	$348,494
Accrued expenses payable	-	11,464
Deferred software license fees	208,539	188,197
Loans payable to related parties	38,259	38,236
Total current liabilities	556,571	586,390
Liability for common stock purchase warrants	817,290	152,214
Total liabilities	1,373,861	738,604

Stockholders' equity:
Preferred stock, $.001 par value; authorized
10,000,000 shares, none issued and outstanding	-	-
Common stock, $.001 par value; authorized
100,000,000 shares, issued and outstanding
44,585,198 and 38,354,429 shares, respectively	44,585	38,354
Additional paid-in capital	6,285,643	5,482,281
Deficit	(4,899,792)	(3,76,212)
Accumulated other comprehensive income (loss)	(88,217)	(84,527)
Total stockholders' equity	1,342,219	1,669,896

Total liabilities and stockholders' equity	$2,716,080	$2,408500